Suite 1901-1903,19/F, Yuehai Group Tower,555 Dongfeng East Road, Guangzhou, P.R.C.
Tel:020-83859861 ,Fax:020-83849799
www.honganxin.com

日期：2010 年 4 月 14 号

China Real Estate Acquisition Corp.
香港林达国际照明有限公司
广州林达照明工业有限公司
广州市林达电子有限公司

[April 14 , 2010]
China Real Estate Acquisition Corp.
Linda International Lighting Co. Ltd.
Guangzhou Linda Illumination Industrial Co., Ltd.
Guangzhou Linda Electronic Ltd.

关于公司架构和反向收购交易的法律意见

Re: Legal Opinion Regarding Corporate Structure and Reverse Merger

敬启者：

我们是一家拥有中华人民共和国执业资格的律师事务所。我们是香港林达国际照明有限公司和广州林达照明工业有限公司在中国境内的法律顾问。香港林达国际照明有限公司是一家根据中华人民共和国香港特别行政区法律成立运行的公司(以下称为"香港公司")，其附属子公司为广州林达照明工业有限公司(以下称为"林达照明")，一家根据中华人民共和国法律成立运行的外商独资有限责任公司。我们接受上述各方邀请，就下述事宜出具法律意见：(i) 香港公司、林达照明和其他附属机构的法律架构合法性；(ii) 关于香港公司和林达照明在汇发〔2005〕75 号文、汇综发[2007]106 号文、以及商务部 2006 年 10 号文的合规性陈述。

Ladies and Gentlemen:

We are a law firm qualified to practice and practicing in the People's Republic of China (the "PRC"). We have acted as PRC counsel to Linda International Lighting Co. Ltd., a company organized and existing under the laws of the Hong Kong Special Administration Region (the "HK Company"), its affiliates, Guangzhou Linda Illumination Industrial Co., Ltd. , a wholly foreign-owned entity formed under the laws of the People's Republic of China (the "Linda Illumination"). We have been requested by the aforesaid parties to render a legal opinion with respect to (i) the legality of the ownership structure of the HK Company and its subsidiaries; (ii) compliance with Circular 75 (Notice on Issues Relating to the Administration of Foreign Exchange in Fund Raising and Return Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies), compliance with [Hui Zhong Fa [2007] No. 106 ("Circular 106")] issued by the General Affairs Department of the State Administration of Foreign Exchanges ("SAFE"), and compliance with Regulations for Merger with and Acquisition of Domestic Enterprises by Foreign Investors, No. 10 ("Circular 10")] issued by the Ministry of Commerce of the People's Republic of China.

本法律意见供你方于股权交换协议参考所用。股权交换协议签订于 2010 年 4 月 24 日，协议各方是香港公司及其股东，China Real Estate Acquisition Corp.（以下称为“China Acquisition)，一家在美国特拉华州成立的公司，以及 Magic Ocean Limited（以下称为 Magic Ocean)，一家在开曼群岛成立的公司。根据股权交换协议，香港公司的股东向 China Acquisition 转让其 100%股份，作为对价，香港公司的股东、附属机构或香港公司股东的指定人将收到：1)China Acquisition 新发行的 5,000,000 普通股;2)Magic Ocean（China Acquisition 的主要股东） 出让的 3,800,000 股 China Acquisition 普通股。交易完成后，香港公司称为 China Acquisition 全资拥有的子公司；China Acquisition 合共发行 10,000,000 股普通股，其中香港公司的股东、附属机构或香港公司股东的指定人合共持有 8,800,000 股，Magic Ocean 合共持有

1,200,000 股。

This legal opinion is furnished to you in connection with the Share Exchange Agreement ("Agreement"), dated as of April 23, 2010 by and among the HK Company and its shareholders, China Real Estate Acquisition Corp., a Delaware corporation, and Magic Ocean Limited,a Cayman Islands company, the majority shareholder of China Acquisition .

Under the Agreement, a) China Real Estate Corp. shall issue 5,000,000shares of common stock of China Acquisition to Linda Lighting Shareholders, his affiliates or assigns, (b) Magic Ocean Limited shall transfer 3,800,000 shares of its common shares of China Acquisition to Linda Lighting's Shareholders, his affiliates or assigns, and (c) the shareholders of the HK Company shall assign 100% of the outstanding capital stock of the HK Company to China Acquisition.

As a result of the transaction, a)the HK Company will become a 100% wholly-owned subsidiary of China Acquisiton. 2)The total outstading common shares of China Acquisition is 10,000,000, of which 8,800,000 shares is hold by Linda Lighting's Shareholders, his affiliates or assigns, and the rest 1,200,000 shares is hold by Magic Ocean Ltd..

我方担任香港公司、林达照明及其附属机构的中国法律顾问，就香港公司、林达照明及其附属机构的成立、运行，以及反向并购交易安排的谈判和准备提供建议。作为法律顾问，根据提供法律意见的需要，我们已经开展过必须的调查研究。

We have acted as PRC legal counsel for the HK Company and Linda Illumination in connection with the establishment and formation of the HK Company and Linda Illumination, as well as the negotiation and preparation of the Agreement and the Contractual Arrangements. As counsel, we have made such legal and factual examinations and inquiries as we have deemed advisable or necessary for the purpose of rendering the legal opinions set forth herein.

本文中所提出的法律意见仅限于中华人民共和国法律、法规和规章，且我们是具备适当资格陈述这些意见的。

Our opinions set forth in this opinion letter are limited to such laws, rules and regulations of the People's Republic of China (the "PRC"), and we represent that we are duly qualified to render the opinions set forth in this letter.

基于符合前述内容，截止至本文日期，我们提出下列法律意见：

Based upon and subject to the foregoing, and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

1．企业法律架构

1. Corporate structure

1）．香港林达国际照明有限公司

香港林达国际照明有限公司（下文简称为“香港林达”或“香港公司“）是一家有限责任公司，于2005年4月16日在中国香港特别行政区成立，注册号码为963979。该公司法定股本港币10,000元,共10，000股，每股港币1元，登记地址：香港九龙尖沙咀广东道5号海港城海洋中心10字楼1021室。

现任股东及董事为石茂林先生（持10,000股）。

1）Linda International Lighting Co. Ltd

Linda International Lighting Co. Ltd.（hereinafter is referred as The H.K. Company） is a corporation with limited liability established on April 16, 2005 under the laws of Hong Kong Special Administration Region, the registration number of which is 963979, and its registered address is Unit 1021， 10/F,Ocean Center, Harbor City, 5 Canton Road, TsimShaTsui Kowloon, Hong Kong, P.R.C.The Share Capital of the Company is HK$10,000 divided into 10,000 shares of HK$1.

Mr. Mao Lin, Shi is the sole director and shareholder（Current Holding：10,000 shares） of the HK Company since its establishment on April 16, 2005.

2） 广州林达照明工业有限公司

广州林达照明工业有限公司(下文简称为“林达照明”)是由广州市林达电子有限公司(下文简称为“林达电子”)和香港林达在 2006 年 3 月 27 日共同投资设立，注册资本为港币 100 万元。

截止至 2006 年 11 月 16 日，根据广州市大同会计师事务所有限公司出具的验资报告，林达照明的实收资本为港元 998,082 元。林达电子出资相当于 75 万港元的人民币，香港林达出资 25 万港元，占股权比例分别为 75%和 25%。该公司注册地址位于广州市白云区人和镇人江路段大巷村第二经济合作社工业园 1 号厂房。这是一家受中华人民共和国法律监管的公司。

Linda Illumination Industrial Co., Ltd. （hereinafter is referred as ‘Linda Illumination’）,a Limited Liability company established on March 27, 2006 under the laws of the People’s Republic of China, with its registered office at No.1, Industrial Garden of Second Economic Cooperative Entity, Ren He Town, Baiyun District, Guangzhou City, Guangdong Province,the People's Republic of China. The registered capital of Linda Illumination is HK$1,000,000. In accordance with the Capital Verification issued by Guangzhou Da Tong Public Accountants Firm, a PRC Certified Public Accountants, an amount of HK$998,082 was contributed on and before Nov. 16, 2006. At the date of establishment,Linda Illumination was 75% owned by the The H.K. Company and 25% owned by Guangzhou Linda Electronic Ltd.（hereinafter is referred as ‘Linda Electronic’）.

2010 年 3 月 12 日，林达照明的股东之间签订股权转让协议，林达电子同意将所持有的 75%股权以港元 75 万元转让给香港林达。林达照明召开了董事会，同意上述转让，并决议修改公司章程，于 2010 年 3 月 29 日向广州市工商行政管理局申请变更工商登记。股权变更后，林达照明成为香港林达 100%持股的子公司，企业性质由原来的中外合资企业转变为外商独资企业。石茂林任法定代表人、执行董事。

An Equity Transfer Agreement was subscribed on March 12, 2010 by and between the Hong Kong Company and Linda Electronic. According to the Equity Transfer Agreement, Linda Electronic, the Transferor, agreed to assign 75% shares of Linda Illumination to the H.K Company, the Transferee, at a price of HK$ 750,000. The H.K Company becomes the sole sharesholder of Linda Illumination after the share transfer. On March 29,2010, Linda Illumination has change its registration at Administration Bureau for Industry and Commerce , PRC to reflect the change of ownership.

Linda Illumination changes it legal status from a Sino-foreign Joint-venture into a wholly foreign-owned enterprise. Mr. Mao Lin,Shi is the Legal Representative and Executive Director.

香港林达是一家根据中华人民共和国香港特别行政区法律成立并有效经营的香港公司。林达照明是一家根据中华人民共和国法律成立并有效经营的中国公司，其有权依法开展生产经营活动。

The HK Company is a business entity duly incorporated and validly existing under the laws of the HK SAR. The WOFE is business entities duly incorporated and validly existing under the laws of the PRC. The HK Company and the WOFE are each in good standing under such respective laws. The WOFE has the requisite corporate power to own, lease and operate its properties and to conduct its business. The WOFE is qualified to do business in its respective jurisdiction of its incorporation.

2. 外管局 75 号文与 106 号文的遵循及相关事宜

2005 年 10 月 21 日，国家外汇管理局发布"75 号文"，明确境内居民设立或控制境外特殊目的公司之前，应持以下材料向所在地外汇分局、外汇管理部（以下简称"外汇局"）申请办理境外投资外汇登记手续。

75 号文所称"特殊目的公司"，是指境内居民法人或境内居民自然人以其持有的境内企业资产或权益在境外进行股权融资（包括可转换债融资）为目的而直接设立或

间接控制的境外企业。

2007年5月29日，国家外汇管理局发布“106号文”，这是对75号文执行和适用中的相关问题，进行统一标准、规范操作，规范75号文的操作规程，主要是发布操作规程中使用的表格。

鉴于以上事实，我们得出如下结论：

1、香港林达成立时间在国家外汇管理局发布的“75号文”生效之前。75号文不具有溯及过往的效力，对香港林达及其股东不具有约束力。

2. 香港林达不属于境外进行股权融资（包括可转换债融资）为目的而直接设立或间接控制的境外企业。

2. Circular 75 and 106 Compliance and Related Matters

In Year 2005, the State Administration of Foreign Exchange ("SAFE") has issued Circular 75 which has specified that any residents of the People's Republic of China whom has, through an Offshore Financing vehicle that conducts either (a) return investments by a PRC resident through this offshore financing vehicle to invest in the domestic enterprise that PRC residents originally controls ; or (b) transfer and change of control on the PRC domestic enterprises to the offshore financing vehicle that is controlled by the same group of PRC residents.

On May 31, 2007, SAFE issued another notice known as "Circular 106," which is an implementation rule of Circular 75, requiring the owners of any Chinese companies to obtain SAFE's approval before establishing any offshore holding company structure for foreign financing as well as subsequent acquisition matters in China.

The "special-purpose vehicle" as mentioned in this Circular 75 refers to an overseas

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enterprise directly established or indirectly controlled by a domestic resident legal person or domestic resident natural person for the purpose of undertaking equity financing (including convertible bond financing) abroad with the enterprise assets or rights and interests it/he holds inside China.

To conclude,

1. The date of establishment for the H.K Company is April 16,2005, which is prior to October 21, 2005, the date of issued for Circular 75. Circular 75 is non –retrospective and has no binding effect on the H.K Company and its shareholder.

2. The establishment of the H.K Company is not for the use of undertaking equity financing (including convertible bond financing) as provided in Clause 1 ,Circular 75.

Therefore, the H.K Company and its shareholder do not be required to submit Applications to SAFE.

3. 2006 年国家商务部 10 号文遵循及相关事宜

2006 年 8 月 8 日，中华人民共和国商务部发布 10 号文（2006 年 9 月 8 日起施行），是"关于外国投资者并购境内企业的规定"，该规定所称外国投资者并购境内企业，系指外国投资者购买境内非外商投资企业（以下称"境内公司"）股东的股权或认购境内公司增资，使该境内公司变更设立为外商投资企业（以下称"股权并购"）；或者，外国投资者设立外商投资企业，并通过该企业协议购买境内企业资产且运营该资产，或，外国投资者协议购买境内企业资产，并以该资产投资设立外商投资企业运营该资产（以下称"资产并购"）。

根据 10 号文第 55 条规定：外国投资者在中国境内依法设立的投资性公司并购境内企业，适用本规定。外国投资者购买境内外商投资企业股东的股权或认购境内外商投资企业增资的，适用现行外商投资企业法律、行政法规和外商投资企业投资者股权变更的相关规定，其中没有规定的，参照本规定办理。

我们得出结论：

1.林达照明的成立日期是 2006 年 3 月 27 日，是一家在 10 号文颁布前成立的中外合资有限责任公司。

2. 其股东林达国际与林达电子之间的股权交易行为，是现存中外合资企业股东之间的股权交易，适用现行外商投资企业法律、行政法规和外商投资企业投资者股权变更的相关规定。且，上述股权交易行为已取得广州市白云区外经贸局的批准，并取得广州市工商行政管理的登记备案，林达照明正式变更为外商独资企业。

故，上述法律事实并不属于 10 号文规定的"外国投资者购买境内非外商投资企业股东的股权或认购境内公司增资，使该境内公司变更设立为外商投资企业"范围。

3.Circular 10 Compliance and Related Matters

On September 8,2006, Ministry of Commerce of the People's Republic of China has issued Provisions on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors(MOFCOM Circular 10) which has specified the following:

For the purpose of the Provisions, mergers and acquisitions of a domestic enterprise by foreign investors shall mean that foreign investors, by agreement, purchase equity interest from shareholders of domestic enterprise with no foreign investment (hereinafter referred to as the "Domestic Company") or subscribe to the increase in the registered capital of the Domestic Company with the result that such Domestic Company changes into a foreign investment enterprise (hereinafter referred to as "Equity Merger and Acquisition"); or the foreign investors establish a foreign investment enterprise and then, through such enterprise, purchase the assets of a domestic enterprise by agreement and operate such assets, or the foreign investors purchase the assets of a domestic enterprise by agreement and use such assets as investment to establish a foreign investment enterprise to operate such assets (hereinafter referred to as "Asset Merger and Acquisition").

Article 55: Where a foreign investor merges or acquire a domestic enterprise by its

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Suite 1901-1903,19/F, Yuehai Group Tower,555 Dongfeng East Road, Guangzhou, P.R.C.
Tel:020-83859861 ,Fax:020-83849799
www.honganxin.com

foreign investment enterprise established in China, it shall be subject to the relevant provisions on merger and division of foreign investment enterprises, and the relevant provisions on domestic investment by foreign investment enterprises. If there is no such applicable provision, it shall be handled by reference to the present provisions. Where a foreign investor merges a domestic limited liability company and reauthorizes it into a joint stock company, or the domestic company is a joint stock company, it shall be subject to the relevant provisions on establishment of foreign investment joint stock companies. If there is no such applicable provision, it shall be subject to the present provisions.

To conclude:

1. The date of establishment for the H.K Company and Linda Illumination Industrial are prior to the issue of MOFCOM Circular 10.

2. The Share Transfer transaction between the H.K Company and Linda Electronic does not conform with the definitions of "Equity Merger and Acquisition by Foreign Investor" and "Asset Merger and Acquisition" as set forth in MOFCOM Circular 10. The governing laws being applied for the above-mentioned transaction should be the relevant provisions on establishment of foreign investment joint stock companies. In addition, the share transfer transaction has been approved by and registered in the relevant government authorities.

Therefore, the aforesaid legal fact does not subject to the relevant provisions as set forth in MOFCOM Circular 10.

4. 某些限制和条件

以上陈述的意见是基于 XXX 公司提供的文件，以及我们对中国适用法律与规定的解释，根据我们的经验，这些解释适用于诸如协议拟进行的反向收购交易。然而，

我们注意到，中国的法律和条例近年来出现大幅和频繁的修改。我们不能保证，由有关当局、行政声明、或法院决定、或由这些机构未来所采取的立场对我国法律规章的任何解释，不会对本信中所提出的意见产生不利影响。这意见仅供参考，未经这家公司事先明确的书面同意，不得全部或部分引用，不得在其他任何文件中提到，不得披露给任何第三方，不得提交给任何政府机构或另一方。

4. Certain Limitations and Qualifications

This opinion expressed above is based on documents furnished by the WOFE and our interpretation of applicable Chinese laws and regulations which in our experience are applicable to transactions such as the reverse takeover transaction contemplated by the Agreement. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations of Chinese laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter. This opinion has been prepared solely for your use of reference and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party without the express prior written consent of this firm.

此致

敬礼

Sincerely yours,

广东宏安信律师事务所，李伟忠律师 李伟忠

广东宏安信律师事务所，魏彩霞律师 魏彩霞

中华人民共和国执业律师

Mr. Li Wei Zhong

Ms. Wei Cai Xia

Attorney at PRC Law

Suite 1901-1903,19/F, Yuehai Group Tower,555 Dongfeng East Road, Guangzhou, P.R.C.
Tel:020-83859861 ,Fax:020-83849799
www.honganxin.com

Attachment A

Corporate Structure


The Shell Company
(To be determined)
Reverse Merger
Linda International Lighting Co. Ltd.
(HK Company)
Offshore
Onshore (PRC)
100%
Guangzhou Linda Lighting Industrial Co., Ltd.
(WOFE)